Registration No. 333-23877



               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                   __________________________

                         AMENDMENT NO. 1
                            FORM S-3
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933

                   __________________________


                     COMPTEK RESEARCH, INC.
   __________________________________________________________
     (Exact Name of Registrant as Specified in its Charter)


     NEW YORK                                     16-0959023
_________________________                    ______________________
(State   or  other  Juris-                    (IRS   Employer
diction of Incorporation                       Identification No.)
or Organization)


                        2732 TRANSIT ROAD
                  BUFFALO, NEW YORK 14224-2523
                         (716) 677-4070
 _______________________________________________________________
  (Address, including zip code, and telephone number, including area code of Registrant's Principal Executive Offices)

                   ___________________________


                    CHRISTOPHER A. HEAD, ESQ.
                     COMPTEK RESEARCH, INC.
                        2732 TRANSIT ROAD
                  BUFFALO, NEW YORK 14224-2523
                         (716) 677-4070
________________________________________________________________
       (Address, including zip code, and telephone number, including area code, of agent for service)

<PAGE 1>

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE  PUBLIC:
From  time  to time after the effective date of this Registration
Statement, as determined by the Selling Shareholder based upon market conditions and other factors.

If  the  only securities being registered on this Form are  being offered  pursuant  to  dividend or interest  reinvestment  plans,
please check the following box.    [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans,
check the following box.   [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

If delivery of this Prospectus is expected to be made pursuant to
Rule 434, please check the following box.   [ ]

                    ________________________

<PAGE 2>

                 CALCULATION OF REGISTRATION FEE
                              Proposed
 Title of each                 Maximum      Proposed    Amount
   class of      Amount to    Offering      Maximum       of
 Securities to       be       Price per     Offering   Registra
 be Registered   Registered   share(1)       Price     tion Fee

 Common Stock,
$.02 par value    667,545       $6.00      $4,005,270   $1,214
   per share

1 Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 based upon the average of the high and low sales price of Registrant's Common Stock on March 20, 1997, on the American Stock Exchange.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH
SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                     COMPTEK RESEARCH, INC.
                 667,545 SHARES OF COMMON STOCK

Up to 667,545 shares (the "Shares") of Comptek Research, Inc. (the "Company") common stock, par value $.02 per share (the
"Common Stock"), may be offered from time to time under this Prospectus by certain shareholders of the Company (the "Selling Shareholders"). The Shares were issued by the Company to the Selling Shareholders, pursuant to private transactions. See "Selling Shareholders."

Only  the  resale  of the Shares by the Selling  Shareholders  is covered by this Prospectus. Any such sales by the Selling Shareholders may be in one or more transactions to be executed on the American Stock Exchange, on any other exchange on which the Common Stock may be traded or in the over-the-counter market at prices prevailing at the times of such sales or in private sales at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

There is no assurance that the Selling Shareholders will sell any or all of the Shares. The Common Stock is traded on the American Stock Exchange. The last reported sale price of the Common
Stock, on March 20, 1997, as reported on the American Stock Exchange was $6.50 per share.

<PAGE 3>

       PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE
   MATTERS SET FORTH UNDER THE CAPTION "CERTAIN RISK FACTORS."


           THESE SECURITIES HAVE NOT BEEN APPROVED NOR
      DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
         NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
             TO THE CONTRARY IS A CRIMINAL OFFENSE.

<PAGE 4>

The date of this Prospectus is April 2, 1997.


                      AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W. , Washington, DC 20549, at prescribed rates.

The Company's Common Stock is listed on the American Stock Exchange and reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006.

The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, (the "Securities Act") with respect to the Common Stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus concerning any contract or other document filed with or incorporated by reference in the Registration Statement are not necessarily complete, each statement being qualified in all respects by such reference. For further information regarding the Company and the Common Stock, reference is made to the
Registration Statement, including the documents and exhibits filed or incorporated as a part thereof, which may be inspected without charge at the office of the Commission at 450 Fifth
Street, N.W., Washington, DC 20549, payment of the fees prescribed by the Commission.

The  following documents filed by the Company with the Commission
(File No. 1-8502) are incorporated herein by reference:

(1) The Company's annual report on Form 10-K dated June 21, 1996 for the fiscal year ended March 31, 1996;
(2) The Company's Definitive Proxy Statement dated June 24, 1996 for the Annual Meeting of Shareholders held on July 26, 1996;

<PAGE 5>

(3)  The  Company's  quarterly  reports  dated  August  8,  1996,
     October 28, 1996, and February 7, 1997 on Form 10-Q for the quarters ended June 28, 1996, September 27, 1996, and
     December 27, 1996, respectively.

(4)  The  amendment  to the Company's quarterly Form  10-Q  dated
     December 5, 1996 for the quarter ended June 28, 1996.

(5)  The  Company's report on Form 8-K dated March 22,  1996  and
     Form 8-K/A dated May 14, 1996, relating to the acquisition of Advanced Systems Development, Inc.

(6)  All  other  reports  filed with the Commission  pursuant  to
     Section  13(a) or 15(d) of the Exchange Act since March  31,
     1996; and

(7) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A effective under Section 12(b) of the Exchange Act on July 1, 1987.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering made herein, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, in this Prospectus by reference shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated in this Prospectus by reference modifies or replaces such statement.

The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all information that has been incorporated by reference in this Prospectus (but no including exhibits to the information that is incorporated by reference in the information that this Prospectus incorporates), each such request to be addressed as follows:
Christopher A. Head, Esq., Comptek Research, Inc., 2732 Transit Road, Buffalo, New York 14224-2523, (716) 677-4070.

                           THE COMPANY

Comptek Research, Inc., a New York corporation (the "Company"), maintains its principal executive offices at 2732 Transit Road, Buffalo, New York 14224. The Company's telephone number is (716)
677-4070.

The Company is primarily engaged in furnishing computer technology related products and services used in information evaluation and data communications. Historically and at the present time, the Company, through its wholly owned subsidiary, Comptek Federal Systems, Inc. ("CFS") designs and develops dedicated systems software and provides technical support for tactical systems, under prime contracts and subcontracts, for the
U. S. Navy and U. S. Air Force.  These systems provide

<PAGE 6>

management information and implement offensive and defensive responses in combat situations. CFS also builds command, control, communications and intelligence (C3I) systems. In addition, CFS designs and develops shipboard and airborne electronic warfare systems and software for defensive military applications.

During fiscal 1992 through 1995, the Company, primarily through its wholly owned subsidiary, Comptek Telecommunications, Inc. ("CTI"), designed, developed, and manufactured wireless data communications systems that provide seamlessly integrated, complete wireless solutions for business-critical communications. Effective May 31, 1995, the Company transferred substantially all of the assets and liabilities of CTI to ARIA Wireless Systems, Inc. ("ARIA") in exchange for common and preferred shares of ARIA. During the third quarter of fiscal year 1996, the Company initiated an intensive review of its investment in ARIA. As a result of this review and financial difficulties encountered by ARIA, the Company's investment in ARIA was written down to zero and only continues to be included on the Company's balance sheet from a historical perspective. On April 30, 1996, ARIA filed a voluntary petition in the United States Bankruptcy Court pursuant to Chapter 11 of the Bankruptcy Code to reorganize the corporation. ARIA has filed a Disclosure Statement and a propose Plan of Reorganization and amendments thereto, the Company, as a creditor, has submitted claims against the bankruptcy estate of ARIA. Such claims are under review and may be contested with the Bankruptcy court. The Company continues to monitor these Bankruptcy proceedings.

On March 7, 1996, the Company completed the acquisition of Advanced Systems Development, Inc. ("ASDI"), a privately held supplier of simulation, training, and software validation systems related to electronic warfare for domestic and international markets. ASDI recorded sales of approximately $14 million for its fiscal year ended September 30, 1995.

                      CERTAIN RISK FACTORS
Each investor should carefully examine this entire Prospectus and should give particular attention to the following risk factors.

Government Contracting

Historically in excess of 85% of the Company's revenues had been attributable to contracts with departments and agencies of the United States Government. The majority of the Company's U.S. Government contracts (including both prime and subcontracts) are multi-year contracts which result from a competitive bidding process. As a contractor and subcontractor to the U.S.
Government, the Company is subject to various laws and regulations that are more restrictive than those applicable to non-government contractors. Government contracts contain provisions permitting termination at any time at the convenience of the Government upon payment to the contractor of costs incurred plus a profit related to the work performed to date of termination. All of the Company's contracts contain these provisions. The Company, as a government contractor, is subject to various statutes and regulations governing defense contracts generally, certain of which carry substantial penalty provisions, including denial of future government contracts. The Company's books and records are subject to audit by the Defense Contract Audit Agency (DCAA), an arm of the United States

<PAGE 7>

Department of Defense. The DCAA has the right to challenge the Company's cost estimates or allocations with respect to any such contract. DCAA audits are routine in the defense contracting industry, and the Company has been subject to such audits from time to time.

Investment in ARIA Wireless Systems, Inc.

In each of the four fiscal years ended March 31, 1993 through 1996, the Company sustained losses in its commercial systems and services segment primarily due to activities in the area of wireless data communications. During such period, the Company also recorded losses from its equity-investee associated with activities in wireless data communications. Effective May 31, 1995, the Company in conjunction with other investors completed a transaction to form and capitalize a new entity known as ARIA Wireless Systems, Inc. As a result of this transaction and the Company's subsequent investments in ARIA, as of September 29, 1995, the Company's balance sheet reflected an investment in ARIA of $7.1 million of the Company's total assets of $20.2 million. The Company fully wrote-down its ARIA investment as of the end of the third quarter. On April 30, 1996, ARIA filed a voluntary petition in the United States Bankruptcy Court pursuant to Chapter 11 of the Bankruptcy Code. In December 1996, ARIA filed a Disclosure Statement and a proposed Plan of Reorganization with the Bankruptcy Court and has subsequently amended both documents. The Company continues to monitor these Bankruptcy proceedings.
The company, as a creditor, has submitted claims against the bankruptcy estate of ARIA. Such claims are under review and may be contested. The resolution of issues related to ARIA may result in a substantial diversion of management time and possibly other Company resources.
Product Development

In each of the fiscal years ended March 31, 1995, 1994, and 1993 the Company substantially increased its spending in the area of product research and development in an effort to develop new products and product enhancements. The majority of this spending was for wireless data communication products, which have been transferred to ARIA. As a result of its transfer of the business operations of CTI to ARIA, the Company will no longer be engaging in R&D spending for wireless data products.

Although the Company's overall spending for R&D has decreased in the fiscal year ended March 31, 1996, as a result of the business transfer to ARIA, the Company has increased R&D spending on military related products. There can be no assurance that such R&D spending will result in future product sales or improved profit margins on sales of existing product.

International Sales

The Company has recently placed greater emphasis on international sales and has increased marketing expenses in order to compete in international markets. On March 7, 1996, the Company completed the acquisition of Advanced Systems Development, Inc. ("ASDI"). For its fiscal year ended September 30, 1995, ASDI recorded sales of $13.7 million. Approximately 70% of these sales were

<PAGE 8>

to foreign customers. In addition to the uncertainty as to the Company's ability, and the ability of ASDI, to maintain and expand an international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, problems and delays in collecting accounts receivable, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles and political instability. In addition, effective patent, copyright, and trade secret protection may be limited or unavailable under the laws of certain foreign jurisdictions. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's business, operating results, and financial condition.

Acquisition Strategy

The Company's acquisition of ASDI is part of a business development strategy which place emphasis on both internally and externally generated sales growth in niche markets. While there are currently no commitments with respect to any significant future acquisitions, management frequently evaluates the strategic opportunities available to it and, in the near-term or long-term future, expects to pursue acquisitions of additional complementary products, technologies or businesses. Such acquisitions by the Company may result in the diversion of management's attention from the day-to-day operations of the Company's business and may include numerous other risks, including difficulties in the integration of the operations and products, integration and retention of personnel of the acquired companies and certain financial risks. Future acquisitions by the Company may result in dilutive issuances of equity securities, the incurrence of additional debt, reduction of existing cash balances, amortization expenses related to goodwill and other intangible assets and other charges to operations that may materially adversely affect the Company's business, financial conditions or operating results if performance is below expectations.

                          THE OFFERING

The offering relates to the resale by certain shareholders of (i) shares issued by the Company in consideration for the Company's acquisition of ASDI and (ii) treasury shares sold by the Company in a private transaction.

Shares Issued in Connection with Acquisition of ASDI

By Merger Agreement dated January 25, 1996 (the "Merger Agreement"), the Company, through a subsidiary, acquired all of the outstanding shares of Advanced Systems Development, Inc. Pursuant to the Merger Agreement, the Company issued 623,862 of the Shares being offered under this Prospectus to three of the Selling Shareholders. The Merger Agreement provided for the registration of such shares by the Company. The Merger also provided the issuance to certain Selling Shareholders of additional shares if the average closing price of the Company's common stock drops below $5.06 for the thirty-day period immediately preceding the later of (i) March 1, 1997, or (ii) the effective date of the registration statement of which this Prospectus is a part. In such event, the Company is required to provide for the issuance and the registration of such additional shares as are

<PAGE 9>

equal in value to the amount by which the above average price falls below $5.06. The average closing price for the thirty-day period immediately preceding March 1, 1997 was $6.3451.

Private Placement Shares

By Subscription Agreement dated July 9, 1996, by and between the Company and John J. Sciuto, (the "Subscription Agreement") Mr.
Sciuto (one of the Selling Shareholders) purchased from the Company 43,683 of the Shares. Such Shares had been previously held in the Company's treasury account. The Subscription Agreement provided Mr. Sciuto certain registration rights. Mr. Sciuto is an executive officer and a director of the Company. In addition, on April 1, 1997, Mr. Sciuto was named Chairman of the Board of Comptek Research, Inc.

Registration Rights

Both the Merger Agreement and the Subscription Agreement provide for certain registration rights whereby the Company is required to provide for the registration of the Shares.

The registration statement of which this Prospectus is a part has been filed by the Company in satisfaction of the company's obligation to register the Shares for sale by the Selling Shareholders pursuant to the registration rights provided under the Merger Agreement and the Subscription Agreement.

                         USE OF PROCEEDS

The Company will receive no proceeds from any sales of the Shares by the Selling Shareholders.

The Company will pay all expenses incident to the offering and sale of the Shares to the public other than commissions and discounts of underwriters, dealers, or agents.

                      PLAN OF DISTRIBUTION

The Shares being offered hereby are being offered and sold by the Selling Shareholders for their own account. The Selling Shareholders may sell Shares in any of the following ways: (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the Shares by the Selling Shareholders may be effected from time to time in one or more transactions made on the American Stock Exchange or in negotiated transactions at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, including broker-dealers who are market makers in the Company's Common Stock, and such broker-dealers may receive compensation in the form of discounts, commissions, or concessions from the Selling Shareholders and/or commissions from purchasers of Shares for whom they act as agent. The Selling Shareholders and any broker-dealer or agent that participates in the distribution of the Shares by the Selling Shareholders may be deemed to be underwriters under the Securities Act, and any discounts,

<PAGE 10>

commissions, or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Any or all of the Shares may be sold from time to time by the Selling Shareholders. There is no assurance, however, that the Selling Shareholders will sell any or all of the Shares offered hereby.

A supplement to this Prospectus will be filed, if required, pursuant to Rule 424 under the Securities Act, disclosing (a) the name of the participating broker-dealer(s); (b) the number of Shares involved; (c) the price at which such Shares were sold;
(d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and (e) other facts material to the transaction.

The Selling Shareholders will pay the fees for registration of the Shares under the Securities Act and the fees and expenses of any counsel retained by it in connection with this offering.
Except for the payment of such legal fees and expenses, registration fees, commissions and discounts, the Company will bear all other costs, expenses and fees incident to the registration and offer for sale of the Shares to the public.

The Selling Shareholders may agree to indemnify and agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Shareholders have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

                      SELLING SHAREHOLDERS

The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of April 1, 1997, and as adjusted to reflect the sale of the Shares by the Selling Shareholders as well as the position or office held with the Company.

<PAGE 11>

Each of the Selling Shareholders possesses sole voting and investment power with respect to the shares listed.



                Number                          Number
                of                              of
                Shares                          Shares
                Benefi-                         Benefi-
                cially                          cially
Selling         Owned     Percentage            Owned     Percentage
Shareholders    Prior to      of        Shares  Prior to      of
and Position    the         Shares      Being   the         Shares
in Company      Offering  Outstanding   Offered Offering  Outstanding

Lawrence        65,117      1.25%       65,117    -0-       n/a
Diamond,
Marketing
Manager,
Comptek
Federal
Systems,
Inc.(1)

Michael         254,602     4.88%       254,602   -0-       n/a
Gross,
Vice
President,
Comptek
Federal
Systems,
Inc.(1)

Nichan          304,143     5.82%       304,143   -0-       n/a
Tchorbajian,
Vice
President,
Comptek
Federal
Systems,
Inc.(1)

John J.          50,738      *           43,683    7,055     *
Sciuto,
Chairman,
President &
CEO
       Total    674,600     12.78%      667.545    7.055     *

(1) Comptek Federal Systems, Inc. is a wholly-owned subsidiary of the Company

(2)  Based upon 5,222,343, Shares outstanding as of January 31, 1997

*Less than 1%


Transfer Agent and Registrar

The Transfer Agent and Registrar for the Company's Common Stock is American Stock Transfer and Trust Company.


                          LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Christopher A. Head, General Counsel for the Company. Mr. Head is an executive officer of the Company. As of April 2, 1997, Mr. Head owns less than one percent of the outstanding shares of the Company.

<PAGE 12>

                             EXPERTS

The consolidated financial statements and schedule of the Company as of March 31, 1996 and 1995, and for each of the years in the three-year period ended March 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

With respect to the acquisition of ASDI the financial statements for ASDI for the year ended September 30, 1995 and 1994 have been incorporated by reference herein and in the registration statement in reliance upon the reports of David Michael and Company, P.C., independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

                        OTHER INFORMATION

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is no lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that this information contained herein is correct as of any time subsequent to its date.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except for the SEC registration fee. The SEC registration Fee is being paid by the Selling Shareholders. The other listed expenses are payable by the Company.

<PAGE 13>

      Registration Fee:          $  1,214.00
      Printing and Engraving     $    150.00
      Fee:
      Accounting Fees:           $  1,000.00
      Legal Fees:                $    500.00
      Miscellaneous:             $    500.00
                                ____________
           Total                 $  3,364.00
                                ============

Item 15.  Indemnification of Directors and Officers.

Article IX. of the Company's By-laws provides as follows:

     Every person who is or was a director, officer or employee of the corporation, or of any other corporation which he served as such at the request of the corporation, may in accordance with the second paragraph of this Article IX be indemnified by the corporation against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action, suit or proceeding (whether brought by or in the right of the corporation or such other corporation or otherwise), civil or criminal, or in connection with an appeal relating thereto, in which he may be involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the corporation or such other corporation, or by reason of any action taken or not taken in his capacity as such director, officer or employee, whether or not he continues to be such at the time such liability or expense shall have been incurred, provided such person acted, in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or such other corporation, as the case may be, and, in addition in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. As used in this Article IX, the terms "liability" and "expense" shall include, but shall not be limited to, court costs, counsel fees and disbursements and amounts of judgements, fines or penalties against, and amounts paid in settlement by, a director, officer or employee. The termination of any claim, action, suit or proceeding, civil or criminal, by judgment, settlement (whether with or without court approval), conviction or upon a pleas of guilty or nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standards of conduct set forth in this paragraph.

     Expenses incurred with respect to any claim, action, suit or proceeding of the character described in the first paragraph of this Article IX may be advanced by the

<PAGE 14>

     corporation prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount unless it shall ultimately be determined that he is entitled to indemnification under this
     Article IX.

     The rights of indemnification provided in this Article IX shall be in addition to any other rights to which any such director, officer or employee may otherwise be entitled by contract, as a matter of law, by vote of the stockholders, or otherwise; and in the event of any such person's death, such rights shall extend to his heirs and legal representatives.

Paragraph TENTH of the Company's Certificate of Incorporation provides as follows:

     TENTH: No director shall be personally liable to the Corporation or any shareholder for damages for any breach of duty as a director, except for (a) the liability of any director if a judgment or other final adjudication adverse to him establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or
     (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled or
     (iii) his acts violated Section 719 of the New York Business Corporation Law, or (b) the liability of any director for any act or omission prior to the adoption of this paragraph TENTH. Any repeal or modification of this paragraph TENTH by the shareholders of the corporation shall not, unless otherwise required by law, adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the New York Business Corporation Law is amended after approval by the shareholders of this paragraph TENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by New York Business Corporation Law, as amended from time to time.

Section 722 of the New York Business Corporation Law (the "BCL") permits indemnification against judgments, fines and amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of legal actions or proceedings. Under Section 723 of the BCL, if a litigant is successful in the defense of such an action or proceeding, he or she is automatically entitled to indemnification. Otherwise, indemnification will depend upon whether or not the director or officer has lived up to an appropriate standard of conduct in the performance of his or her duties.


<PAGE 15>

Item 16.  Exhibits.

5.        Opinion  of Christopher A. Head, counsel  to  the
          Company.

15        Letter Regarding Unaudited Interim Financial
          Information

23.1      Consent  of  Christopher  A.  Head  (included  in
          Exhibit 5).

23.2      Consent of KPMG Peat Marwick LLP.

23.3      Consent of David Michael & Company, P.C.


__________________


Item 17.  Undertakings

I.    Rule  415  Offering.   The  undersigned  registrant  hereby
undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i)   To include any prospectus required  by
               Section 10(a)(3) of the Securities Act  of 1933;

         (ii)  To reflect in the prospectus any facts
               or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with
               respect to the plan of distribution not previously
               disclosed  in  the registration statement  or  any
               material  change  to  such  information   in   the
               registration statement;

<PAGE 16>

               Provided, however, that paragraphs  (i)
               and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    2.    That for the purpose of determining any liability
          under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered pursuant to this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3.    To  remove from registration by means of a  post-
          effective   amendment  any  of  the  securities   being
          registered which remain unsold at the termination of the offering.

II.  Filings  Incorporating Subsequent Exchange Act Documents  by
     Reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered pursuant to this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

III. Acceleration of Effectiveness - Indemnification Undertaking.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

<PAGE 17>

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buffalo, New York on April 2, 1997.

                                        COMPTEK RESEARCH, INC.


                                   By:  /s/John J. Sciuto
                                        _________________________
                                        John J. Sciuto, Chairman
                                        President and Chief
                                        Executive Officer


                                   By:  /s/Laura L. Benedetti
                                        _________________________
                                        Laura L. Benedetti,
                                        Vice President - Finance
                                        and Treasurer

<PAGE 18>

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.


Joseph A. Alutto*                                 April 2, 1997
__________________________
Joseph A. Alutto, Director


/s/Laura L. Benedetti                             April 2, 1997
___________________________
Laura L. Benedetti,
Vice President - Finance
and Treasurer

John R. Cummings*                                 April 2, 1997
___________________________
John R. Cummings, Director


G. Wayne Hawk*                                    April 2, 1997
___________________________
G. Wayne Hawk, Director


Patrick J. Martin*                                April 2, 1997
___________________________
Patrick J. Martin, Director


James D. Morgan*                                  April 2, 1997
___________________________
James D. Morgan, Director


/s/John J. Sciuto                                 April 2, 1997
___________________________
John J. Sciuto, Chairman,
Chief Executive Officer
 and Director


Henry P. Semmelhack*                              April 2, 1997
___________________________
Henry P. Semmelhack, Director



*By: /s/Christopher A. Head
     _______________________                      April 2, 1997
     Christopher A. Head
     Attorney-in-fact

<PAGE 19>

                          Exhibit Index

                      ____________________


Number                   Description

5              Opinion of Christopher A. Head, counsel
               to the Company.

15             Letter   Regarding  Unaudited  Interim
               Financial Information

23.1           Consent   of  Christopher   A.   Head,
               (included in Exhibit 5).

23.2           Consent of KPMG Peat Marwick LLP.

23.3           Consent of David Michael & Company, P.C.

__________________

<PAGE 20>




                                                        Exhibit 5


April 1, 1997


Board of Directors
Comptek Research, Inc.
2732 Transit Road
Buffalo, NY 14224

     Re:  Registration of Shares on Form S-3

Dear Sirs:

I have acted as counsel to Comptek Research, Inc., a New York corporation (the "Company"), in connection with the registration of 667,545 presently outstanding shares of its common stock, $0.02 par value per share (the "Shares"), pursuant to a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement").

Based upon my examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and other instruments as I have deemed necessary and upon the laws as presently in effect, I am of the opinion that the Shares have been duly authorized and legally issued by the Company and are fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus that constitutes a part of the Registration Statement.

Very truly yours,



/S/Christopher A. Head
Christopher A. Head
Executive Vice President
  and General Counsel

<PAGE 21>







The Board of Directors
Comptek Research, Inc.:

With respect to this registration statement, we acknowledge our awareness of the use herein of our reports dated July 22, 1996, October 18, 1996, and January 16, 1997 related to our reviews of interim financial information.

Pursuant  to  rule 436(c) under the Securities Act of  1933  (the
Act), such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of section 7 and 11 of the Act.

                                        Very truly yours,

                                        /S/KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP

Buffalo, New York
March 19, 1997

<PAGE 22>


                 CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Comptek Research, Inc.:


We consent to the use of our reports dated May 14, 1996, on the consolidated financial statements of Comptek Research, Inc. and subsidiaries as of March 31, 1996 and 1995 and for each of the years in the three-year period then ended and the related financial statement schedule incorporated by reference herein and to the referenced to our firm under the heading "Experts" in the prospectus.




Buffalo, New York
March 19, 1997

<PAGE 23>


                  DAVID MICHAEL & COMPANY, P.C.
                  CERTIFIED PUBLIC ACCOUNTANTS
                        SEVEN PENN PLAZA
                       NEW YORK, NY 10001



Consent of Independent Auditors

The Board of Directors
Comptek Research, Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading
"Experts" in this Prospectus.


                                    /S/David  Michael &  Company,
P.C.
                                   David Michael & Company, P.C.


New York, New York
March 6, 1997

<PAGE 24>